EXHIBIT 10.31

SEVENTH AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Amendment to Lease dated April 29, 2010, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, formerly The Irvine Company, a Delaware corporation (“Landlord”), and HYTHIAM, INC., a Delaware corporation (“Tenant”).

II.	RECITALS.

On September 15, 2003, Landlord and Tenant entered into an office space lease for space in a building located at 11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California (“Premises”), which lease was amended by a First Amendment to Lease dated April 18, 2005, wherein 11150 Santa Monica Boulevard, Suite 650 was added to the Premises, a Second Amendment to Lease dated March 16, 2006, wherein 11150 Santa Monica Boulevard, Suite 300 was added to the Premises on a month-to-month basis, a Third Amendment to Lease dated April 24, 2006, wherein 11100 Santa Monica Boulevard, Suite 450 was added to the Premises and the lease with respect to Suites 300 and 650 only was terminated, a Fourth Amendment to Lease dated July 14, 2008, wherein 11150 Santa Monica Boulevard, Suite 380 was added to the Premises, a Fifth Amendment to Lease dated August 20, 2008, wherein Suite 380 was terminated, and a Sixth Amendment to Lease dated April 8, 2009 (collectively, the “Lease”).

As an accommodation to Tenant, Landlord will allow Tenant to defer additional payment of a portion of its rental obligation in accordance with the provisions set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS

A. Rent Deferment.  It is understood and agreed that through the date of this Amendment, Tenant owes Landlord the sum of $40,784.21 in past due Basic Rent and other charges.  Landlord currently holds a credit in the amount of $5,636.00 for previously paid Operating Expenses.  The credit shall be applied to Tenant’s currently outstanding obligation, and the remaining balance of Tenant’s outstanding obligation shall be $35,148.21 (“Outstanding Obligation”).  In addition and subject to the provisions below, Landlord agrees that it shall, during the period commencing May 1, 2010 and ending June 30, 2010 (the “Seventh Amendment Deferral Period”), accept the following partial payments of Basic Rent (which shall be due and payable on the first day of each calendar month):

Months of Term or Period	Monthly Basic Rent
5/1/10 – 6/30/10	$19,505.50

The cumulative amount of unpaid Basic Rent during the Seventh Amendment Deferral Period, together with the Outstanding Obligation, shall be referred to herein as the “Seventh Amendment Deferred Rent.”  Tenant acknowledges that should Tenant make the partial payments of Basic Rent as provided above, the aggregate amount of Seventh Amendment Deferred Rent that shall be owing to Landlord at the end of the Seventh Amendment Deferral Period will be $124,294.00.

B. Repayment.  Tenant shall be obligated to repay to Landlord the total Seventh Amendment Deferred Rent in 2 equal consecutive monthly installments of $62,147.00, commencing on July 1, 2010 and August 1, 2010, which payments shall be in addition to and payable concurrently with the Basic Rent then due under the Lease.

C. Prepayment.  Tenant may, at any time, elect to pay Landlord the full amount of the unpaid balance of the Seventh Amendment Deferred Rent, in which event, the rent schedule in effect prior to this Amendment shall again become effective.  In such event, the parties shall promptly memorialize the change on an amendment to the Lease.

D. Acknowledgements.  In consideration of the foregoing, Tenant hereby acknowledges and agrees that Landlord is not in default under any of the provisions of the Lease, and that no event has occurred that with the passage of time of the giving of notice by Tenant would become a default by Landlord under the Lease.  The foregoing shall constitute an unconditional discharge and release by Tenant of any claims or causes of action against Landlord, and includes a waiver of the provisions of Section 1542 of the California Civil Code.  Tenant further acknowledges that it has no dispute with any prior Operating Expense reconciliation provided by Landlord under the Lease.

E. Operating Expenses and Other Charges.  Nothing contained herein shall be deemed to allow Tenant to defer or reduce any payment of Operating Expenses, parking charges or other sums that may be owing under the Lease, and Tenant shall continue to make such payments in full and when due.

F. Effect of Default.  In the event of a default by Tenant under the Lease (as modified herein) that is not timely cured, or in the event of an assignment of the Lease or a subletting of the entire Premises in one or more transactions, or in the event the Lease otherwise terminates prior to the scheduled Expiration Date, then upon election by Landlord, all of the then-accrued Seventh Amendment Deferred Rent and accrued interest thereon (all as reasonably calculated by Landlord) shall be immediately due and owing.  In such event, any notice served or action commenced under California Civil Procedure Code Section 1161 et seq. may reference all unpaid rent without regard to any limitations period contained in said Section 1161.

G. Sublease of Suite 450.  Effective as of May 1, 2010, Tenant acknowledges and agrees that all payments from the current subtenant of Suite 450, Holthouse Carlin & Van Trigt LLP, a California limited liability partnership, shall be paid directly to Landlord.  Tenant shall provide written notice to Holthouse Carlin & Van Trigt LLP of such change.

IV.	GENERAL.

A. Effect of Amendments.  The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B. Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C. Counterparts.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment.  In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D. Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in the Amendment.

E. Authority.  If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F. Attorneys’ Fees.  The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

G. Nondisclosure of Lease Terms.  Tenant acknowledges that the content of this Amendment and any related documents are confidential information.  Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC		HYTHIAM, INC.

By	/s/ JEANNE M. LAZAR	By	/s/ RICHARD A. ANDERSON
	Jeanne M. Lazar		Richard A. Anderson
	Senior Vice President, Finance		President and Chief Operating Officer
Office Properties

By	/s/ CHRISTOPHER J. POPMA	By	/s/ JOHN V. RIGALI
	Christopher J. Popma		John V. Rigali
	Vice President, Operations		Interim Chief Financial Officer
Office Properties